SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT 1934(1)


                                     PURUS, INC.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     746 400 209
          -----------------------------------------------------------------
                                    (CUSIP Number)

                                  NOVEMBER 24, 1998
          -----------------------------------------------------------------
                Date of Event Which Requires Filing of this Statement


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed

               [ ]  Rule 13d-1(b)

               [X]  Rule 13d-1(c)

               [ ]  Rule 13d-(d)





          ---------------------------------

           (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                   Page 1 of 5 Pages

           CUSIP No. 746 400 209           13G             Page 2 of 5 Pages
          ------------------------                        -------------------
          -------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
                ONLY)
                             Alan Gelband
          -------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [X]
                                                                   (b) [ ]
          -------------------------------------------------------------------
            3   SEC USE ONLY

          -------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                             USA
          -------------------------------------------------------------------
             NUMBER OF     5   SOLE VOTING POWER   37,500 shs.
              SHARES
           BENEFICIALLY   ---------------------------------------------------
             OWNED BY      6   SHARED VOTING POWER
               EACH
             REPORTING                     6,500 shs.
            PERSON WITH   ---------------------------------------------------
                           7   SOLE DISPOSITIVE POWER

                                           37,500 shs.
                          ---------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                             6,500 shs.
          -------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                             44,000 shs.
          -------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
                CERTAIN SHARES*                                        [ ]
          -------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             6.6%
          -------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*

                             IN
          -------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                  Page 2 OF 5 Pages

                                     SCHEDULE 13G
                                     ------------

          Item 1(a).     NAME OF ISSUER:
                         --------------

                         PURUS, INC., a Delaware corporation

          ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                         -----------------------------------------------

                         605 Tennant Avenue, Suite B
                         Morgan Hill, California  95037

          ITEM 2(A).     NAME OF PERSON FILING:
                         ---------------------

                         Alan Gelband

          ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                         ------------------------------------

                         575 Madison Avenue, 7th Floor
                         New York, N.Y.  10022

          ITEM 2(C).     CITIZENSHIP:
                         -----------

                         USA

          ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
                         ----------------------------

                         Common Stock, $.001 par value

          ITEM 2(E).     CUSIP NUMBER:
                         ------------

                         746 400 209

          ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(d)
                    -----------------------------------------------------
                    OR (c), CHECK WHETHER THE PERSON FILING IS A:
                    --------------------------------------------

               (a)  [ ]  Broker or dealer registered under Section 15 of
                         the Exchange Act.

               (b)  [ ]  Bank is defined in Section 3(a)(6) of the Exchange
                         Act.

               (c)  [ ]  Insurance company as defined in Section 3(a)(19)
                         of the Exchange Act.

               (d)  [ ]  Investment company registered under Section 8 of the Investment Company Act.

               (e)  [ ]  An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act;

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


                                  Page 3 of 5 Pages

          ITEM 4.        OWNERSHIP.
                         ---------

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)  Amount beneficially owned:
                    44,000 shares of Common Stock
                    -------------------------------------------------------

               (b)  Percent of class:
                    6.6%
                    -------------------------------------------------------

               (c)  Number of shares as to which such person has:
                    (i)   Sole power to vote or direct the
                          vote   37,500 shs.
                               --------------------------------------------
                    (ii)  Shared power to vote or direct the
                          vote  6,500 shs.
                              ---------------------------------------------
                    (iii) Sole power to dispose or direct the
                          disposition of   37,500 shs
                                         ----------------------------------
                    (iv)  Shared power to dispose or direct the
                          disposition of  6,500 shs.
                                         ----------------------------------

          ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following, [ ].

          ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ------------------------------------------------
                         ANOTHER PERSON.
                         --------------

               Not applicable.

          ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                         ----------------------------------------
                         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                         --------------------------------------------
                         REPORTED ON BY THE PARENT HOLDING COMPANY.
                         -----------------------------------------

               Not applicable

          ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                         -----------------------------------------------
                         THE GROUP.
                         ---------

               Not applicable

          ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               Not applicable.


                                  Page 4 of 5 Pages

          ITEM 10.       CERTIFICATION.
                         -------------

                    By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



          Date:  November 25, 1998




                                        By: /s/Alan Gelband
                                           --------------------------------
                                                ALAN GELBAND




                                  Page 5 of 5 Pages